UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2011 (Period:  December 19, 2011)

Zep Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-33633	26-0783366
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1310 Seaboard Industrial Boulevard, Atlanta, Georgia	30318-2825
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 352-1680

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 19, 2011, Acuity Specialty Products, Inc., a Georgia corporation (“Acuity”), our wholly-owned subsidiary, entered into a $12.5 million bridge loan agreement (the “Loan Agreement”), as lender (the “Lender”), with Adco Products, LLC, as borrower (the “Borrower”).

The Loan Agreement provides for a $12.5 million bridge loan facility, which will be used by the Borrower (i) to acquire certain of the assets of another company; and (ii) for working capital and other general corporate purposes.  Pursuant to the Loan Agreement, the Borrower granted Lender a security interest in all of the Borrower’s assets to secure the obligations of the Borrower to the Lender.  The owner of the Borrower guaranteed the obligations of the Borrower under the Loan Agreement and pledged all of the equity interests of Borrower and its affiliate to secure his obligations under the guaranty.

Amounts outstanding under the Loan Agreement will bear interest at a rate equal to 3.0% per annum plus the average interest rate for the preceding fiscal quarter of the Lender’s existing senior credit facility dated as of July 15, 2010, with JPMorgan Chase Bank, N.A. as the administrative agent (the “Interest Rate”).  Upon and during the continuation of an event of default, 2% per annum (the “Default Rate”) would be added to the Interest Rate.

The Loan Agreement contains provisions requiring a debt refinancing, an equity conversion and related transactions to be consummated on or before January 31, 2013 (the “Refinancing”).  Pursuant to the Refinancing, $5 million of the bridge loan will be converted into Series A Preferred Stock of the Borrower or its direct parent (collectively, the “Issuer”) with dividends equal to the Interest Rate and convertible at the option of the holder to 20% of the outstanding common stock of the Issuer, subject to anti-dilution adjustments.  The remaining $7.5 million will be converted into a subordinated convertible term loan maturing on January 31, 2017, and also convertible at the option of the Lender to 15% of the outstanding common stock of the Issuer.

Except for the Refinancing, the Loan Agreement contains customary covenants and default provisions for a bridge loan facility of this type, including, but not limited to, limitations on liens and the incurrence of debt, covenants to preserve limited liability company existence and comply with laws and covenants regarding the use of proceeds of the bridge loan facility.  The default provisions under the Loan Agreement include, among other things, defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults.  The occurrence of an event of default under the Loan Agreement could result in the bridge loan facility becoming immediately due and payable and imposition of the Default Rate, above.

The foregoing description of certain terms of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)             Exhibits.

10.1         Bridge Loan and Security Agreement, dated as of December 19, 2011, by and between Adco Products, LLC, as borrower, and Acuity Specialty Products, Inc., as lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zep Inc.
(Registrant)

Date: December 23, 2011	/s/ Philip A. Theodore
Philip A. Theodore
Vice President and General Counsel

EXHIBIT LIST

10.1	Bridge Loan and Security Agreement, dated as of December 19, 2011, by and between Adco Products, LLC, as borrower, and Acuity Specialty Products, Inc., as lender